American Century Mutual Funds
                                                 Exhibit 77-O
                                         For the period ending 10/31/2003

Fund      Issuer               Ticker   Principal Amount    Purchased      Purchased       Trade Date   Price         Underwriter
NEW OP    InterVideo Inc       IVII           $ 45,080,000  $   636,846.00  $294,000,000.00 7/16/2003   $14.0000      SGSC
NOII      InterVideo Inc       IVII           $ 45,080,000  $    63,154.00                  7/16/2003   $14.0000      SGSC
SELECT    Hewitt Associates    HEW           $ 260,608,262  $ 2,875,000.00                  8/6/2003    $23.0000      GSCO
VISTA     Amphenol Corp        APH           $ 500,000,000  $ 2,750,000.00                  8/15/2003   $50.0000      MERR
NEW OP    Elizabeth Arden Inc  RDEN           $ 91,250,000  $ 3,177,617.00                 10/17/2003   $18.2500      FBCO